AGREEMENT AND PLAN OF MERGER

                                 by and among

                        Armor All Products Corporation

                              The Clorox Company

                                     and

                        Shield Acquisition Corporation

                                 dated as of

                              November 26, 1996


                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER (this
          "Agreement"), dated as of November 26, 1996, by and among Armor All Products Corporation, a Delaware corporation
          (the "Company"), The Clorox Company, a Delaware corporation ("Purchaser"), and Shield Acquisition
          Corporation, a Delaware corporation and a wholly owned subsidiary of Purchaser ( Sub ).

                                  RECITALS:

                    WHEREAS, the respective boards of directors of Purchaser, Sub and the Company have each approved the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth in this Agreement; and

                    WHEREAS, the parties intend that the
          acquisition of the Company by Purchaser be effected by Sub commencing a cash tender offer for the Shares (as defined hereinafter) to be followed by the merger of Sub with and into the Company with the Company as the surviving corporation in such merger, all as provided by and in accordance with this Agreement; and

                    WHEREAS, as a condition to the obligations of Purchaser and Sub hereunder and in consideration of the transactions contemplated hereby, McKesson Corporation, a Delaware corporation and a stockholder of the Company ("Stockholder"), concurrently herewith is entering into a Stockholder's Agreement (the "Stockholder's Agreement"), dated as of the date hereof, with Purchaser and Sub, in the form attached hereto as Exhibit A, pursuant to which Stockholder has agreed to tender its Shares in the Offer and to grant Sub a proxy with respect to the voting of its Shares in favor of the Merger (as such terms are defined herein) upon the terms and subject to the conditions set forth therein; and

                    WHEREAS, the Company, Purchaser and Sub desire to make certain representations, warranties, covenants and agreements in connection with such cash tender offer and merger.

                    NOW, THEREFORE, in consideration of the
          foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

                    Section 1.1    Definitions
                                                       Defined in
          Term                                          Section

          ABO                                          6.9(c)
          Acquisition Proposal                         6.2(b)
          Agreement                                    Preamble
          Applicable Amount                            3.11
          Audits                                       4.15(c)
          Awards                                       3.11
          Board                                        2.2(a)
          Certificates                                 3.10(b)
          Closing                                      3.2
          Closing Date                                 3.2
          Common Stock                                 2.1(a)
          Company                                      Preamble
          Company Disclosure Letter                    Article IV
          Company Employee                             6.9(b)
          Company SEC Documents                        4.5
          Confidentiality Agreement                    6.3(b)
          DB Employees                                 6.9(c)
          DGCL                                         3.1
          Dissenting Shares                            3.11(a)
          Effective Time                               3.3
          Environmental Laws                           4.17(a)
          ERISA Affiliate                              4.10(a)
          Governmental Entity                          4.4(b)
          Indemnified Parties                          6.11(b)
          Intellectual Property                        4.12
          Merger                                       3.1
          Merger Consideration                         3.8(a)
          Moody's                                      3.10(a)
          Offer                                        2.1(a)
          Offer Documents                              2.1(b)
          Offer Price                                  2.1(a)
          Offer to Purchase                            2.1(a)
          Option                                       3.11
          Option Plans                                 3.11
          Order                                        6.6(b)
          Paying Agent                                 3.10(a)
          PBGC                                         4.10(b)
          Plans                                        4.10(a)
          Preferred Stock                              4.2(a)
          Proxy Statement                              3.7(c)
          Purchaser                                    Preamble
          Purchaser DB Plan                            6.9(c)
          Restricted Stock Units                       3.11
          Retirement Plan                              6.9(c)
          S&P                                          3.10(a)
          SARs                                         3.11
          SEC                                          2.1(b)
          Service Agreement                            6.11
          Shares                                       2.1(a)
          Special Meeting                              3.7(a)
          Stockholder                                  Recitals
          Sub                                          Preamble
          Surviving Corporation                        3.1
          Termination Plan                             4.10(h)

                     "Aggregate Merger Consideration" means the product of (i) the Merger Consideration and (ii) the number of Shares outstanding immediately prior to the Effective Time, other than Shares owned by Purchaser, Sub or any Subsidiary of the Company, Purchaser or Sub and each Share held in the treasury of the Company.

                     "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                     "Code" means the Internal Revenue Code of 1986, as amended.

                     "Company Material Adverse Effect" means any event, condition or circumstance that would be or would be reasonably likely to have a material adverse effect on the properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but excluding any such effect resulting from (a) general economic conditions and any occurrence or condition affecting generally the industries in which the Company and its Subsidiaries operate or (b) any decrease in revenues of the Company following the date of this Agreement.

                    "Continuing Director" means (a) any member of the Board of Directors of the Company as of the date hereof, (b) any member of the Board who is unaffiliated with, and not a designated director or other nominee of, Purchaser or Sub or their respective subsidiaries, and
          (c) any successor of a Continuing Director who is (i) unaffiliated with, and not a designated director or other nominee of, Purchaser or Sub or their respective subsidiaries and (ii) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

                     "DOJ" means the Antitrust Division of the United States Department of Justice.

                     "ERISA" means the Employee Retirement Income
          Security Act of 1974, as amended.

                     "Exchange Act" means the Securities Exchange
          Act of 1934, as amended.

                     "Former Stockholders" means the stockholders of the Company immediately prior to the Effective Time.

                     "FTC" means the Federal Trade Commission.

                     "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of determination, and which are applied on a consistent basis during the periods involved.

                     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                     "Liens" means all mortgages, claims, charges, liens, security interests, pledges, options, easements, rights of way, or other encumbrances of any nature whosoever.

                     "Permitted Liens" means (i) Liens for water and sewage charges and current taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (iii) such other Liens as would not in the aggregate have a Company Material Adverse Effect and (iv) Liens arising or resulting from any action taken by Purchaser or Sub.

                     "Person" means an individual, partnership, joint venture, trust, corporation, limited liability company or other entity (including, without limitation, any government or political subdivision or any agency, department or instrumentality thereof).

                     "Purchaser Material Adverse Effect" means any event, condition or circumstance that would or would be reasonably likely to have a material adverse effect on the properties, assets, condition (financial or otherwise), or results of operations of Purchaser and its Subsidiaries, taken as a whole, but excluding any such effect resulting from general economic conditions and any occurrence or condition affecting generally the industries in which Purchaser or its Subsidiaries operate.

                     "Purchaser Plans" means employee benefit plans, as defined in Section 3(3) of ERISA, or such nonqualified employee benefit or deferred compensation plans, stock option bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of Purchaser or its Subsidiaries from time to time.

                     "Securities Act" means the Securities Act of
          1933, as amended.

                     "Subsidiary" of a Person means any entity of which the securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

                    "Taxes" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, net worth, payroll, franchise, transfer and recording taxes, imposed by any federal, state, local or foreign taxing authority, and shall include any interest, penalties or additions to tax.

                    "Tax Return" means any report, return,
          document, declaration or other information or filing required to be supplied to any federal, state, local or foreign taxing authority with respect to Taxes.

                                  ARTICLE II

                                  THE OFFER

                    Section 2.1  The Offer.

                         (a)  Sub shall, and Purchaser shall cause
          Sub to, as promptly as practicable, but in no event later than December 2, 1996, commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase for cash (the "Offer") any and all of the Company's outstanding shares of common stock, par value $.01 per share (the "Shares" or the "Common Stock"), at a price not less than $19.09 per Share, net to the seller in cash (the "Offer Price"). The Offer shall have a scheduled expiration date 20 business days following the commencement thereof. The Sub shall, and Purchaser shall cause Sub to, accept for payment and pay for all Shares tendered pursuant to the terms of the Offer as soon as such actions are permitted under applicable law, subject only to the conditions set forth in Annex A hereto and shall be made pursuant to an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the other conditions set forth in Annex A hereto. Sub shall not, and Purchaser shall not permit Sub to, decrease the Offer Price, extend the expiration date of the Offer beyond the twentieth business day following commencement thereof or otherwise amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company; provided, however, that Sub may extend the expiration date of the Offer if (i) one or more conditions set forth in Annex A hereto shall not be satisfied or (ii) Purchaser reasonably determines, with the prior approval of the Company (such approval not to be unreasonably withheld or delayed) that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer. Purchaser will not tender into the Offer any Shares beneficially owned by it. The Company agrees that no Shares held by the Company or any Subsidiary of the Company will be tendered pursuant to the Offer.

                         (b)  On the date of the commencement of
          the Offer, Purchaser and Sub shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will include, as exhibits, an Offer to Purchase and a form of letter of transmittal and summary advertisement (together with any amendments and supplements thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. In addition, Sub agrees to provide the Company and its counsel in writing with any comments Purchaser, Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof.

                    Section 2.2  Company Actions.

                         (a)  The Company hereby consents to the
          Offer and represents that its Board of Directors (the "Board") at a meeting duly called and held, has (i) determined as of the date hereof that each of the Offer and the Merger is fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company; provided, however, that such recommendations may be withdrawn, modified or amended to the extent that the Board determines in good faith, after consultation with its counsel, that the failure to take such action may constitute a breach of the Board's fiduciary duties under, or otherwise violate, applicable law. The Company further represents that PaineWebber Incorporated has delivered to the Board its opinion that the consideration to be received by the stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view based on, and subject to, the assumptions and qualifications set forth in such opinion. Subject to the provisions of Article VIII, the Company hereby agrees to use its best efforts to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendations with the SEC and to mail such Schedule 14D-9 to the stockholders of the Company contemporaneous with the commencement of the Offer, but in any event not later than 10 business days following the commencement of the Offer.

                         (b)  Purchaser and its counsel shall be
          given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto before they are filed with the SEC. In addition, the Company agrees to provide Purchaser, Sub and their counsel in writing with any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof.

                    Section 2.3 Stockholder Lists. In connection with the Offer, the Company will promptly furnish Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Sub with such information and assistance as Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Purchaser and Sub shall hold in confidence the information contained in any of such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver to the Company all copies of such information then in their possession.

                    Section 2.4  Directors. Promptly after the
          purchase of a majority of the outstanding Shares pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the number of directors on the Board, after giving effect to the directors elected pursuant to this Section, and the percentage that the voting power represented by such number of Shares so purchased bears to the voting power represented by the total number of outstanding Shares, to be elected as soon as practicable after notice by Purchaser to the Company of its desire to have such directors so elected. The Company shall, at the request of Purchaser, take all action necessary to cause to be created vacancies for that number of directors which Purchaser is entitled to designate under this Section and, with respect to each vacancy created, shall take all action necessary to effect the election of such number of Purchaser's designees to the Board of Directors, including, if required by applicable law, mailing to its stockholders the information required by section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser and Sub will provide to the Company in writing, and be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Following the election or appointment of Purchaser designees to the Board any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Purchaser or Sub under this Agreement, any waiver of any condition to the obligations of the Company or any of the Company's rights under this Agreement or other action by the Company under this Agreement shall be effected only by the action of a majority of the directors of the Company then in office who are Continuing Directors. Notwithstanding the provisions of this Section 2.4, the parties hereto shall use their respective best efforts to ensure that at least three of the members of the Board of shall, at all times prior to the Effective Time be, Continuing Directors.

                                 ARTICLE III

                                  THE MERGER

                    Section 3.1  The Merger.  Upon the terms and
          subject to conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                    Section 3.2  Closing.  The closing of the
          Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, San Francisco, California at 10:00 a.m., local time, on the second business day after the conditions to the parties' obligation to effect the Merger contained in Article VII have been satisfied or waived (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto.

                    Section 3.3 Effective Time. On or as soon as practicable following the Closing, the parties shall cause the Merger to be consummated by causing a certificate of merger or, if applicable, a certificate of ownership and merger with respect to the Merger to be executed, filed and recorded in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing with the Secretary of State of the State of Delaware of such certificate of merger or certificate of ownership and merger in accordance with the relevant provisions of the DGCL or at such later time as shall be specified in the certificate of merger or certificate of ownership and merger (the "Effective Time").

                    Section 3.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and any other applicable law.

                    Section 3.5 Certificate of Incorporation and By-Laws. Subject to Section 6.11(b) hereof, the Certificate of Incorporation and By-Laws of Sub as in effect at the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, provided that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "FIRST" The name of the Corporation is "Armor All Products Corporation".

                    Section 3.6  Directors and Officers of the
          Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by law. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by law.

                    Section 3.7  Stockholders' Meeting.  If
          required by applicable law in order to consummate the Merger, the Company, acting through its Board, shall, in accordance with applicable law:

                         (a)  duly call, give notice of, convene
          and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following acceptance for payment of shares pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                         (b)  subject to its fiduciary duties under
          applicable laws as advised by counsel, the Company shall prepare and file with the SEC (and Purchaser and Sub shall cooperate with the Company in such preparation and filing) a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby and include in the preliminary proxy statement and the definitive version thereof the recommendation of the Board referred to in Section 2.2(a) hereof; and

                         (c)  subject to its fiduciary duties under
          applicable laws as advised by counsel, use its commercially reasonable efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders following acceptance for payment of shares pursuant to the Offer and (ii) obtain the necessary approvals of this Agreement by its stockholders.

          Purchaser will provide the Company with the information concerning Purchaser and Sub required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares owned by it or its Subsidiaries in favor of approval and adoption of this Agreement and the Merger.

                    Section 3.8  Conversion of Shares.  At the
          Effective Time:

                         (a)  Each Share issued and outstanding
          immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 3.8(b) and (ii) Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive $19.09 in cash, or any higher price paid per Share in the Offer (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

                         (b)  Each Share issued and outstanding
          immediately prior to the Effective Time owned by Purchaser, Sub or any Subsidiary of the Company, Purchaser or Sub and each Share held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

                    Section 3.9 Conversion of Sub's Common Stock. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                    Section 3.10 Exchange of Shares; Payment. (a) Prior to the Effective Time, the Company shall designate a federally-insured commercial bank with a combined capital and surplus of at least $1,000,000,000 to act as Paying Agent in the Merger (the "Paying Agent"). Immediately prior to the Effective Date, Purchaser will take all steps necessary to enable and cause it or the Surviving Corporation to deposit with the Paying Agent, in trust for the benefit of the Former Stockholders, the Aggregate Merger Consideration, in immediately available funds, for disbursement to the Former Stockholders in the manner set forth below. The funds on deposit shall be invested by the Paying Agent, as directed by and for the benefit of and shall be payable to the Surviving Corporation; provided, that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), and certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year.

                         (b)  Promptly after (or, if agreed by the
          Purchaser and the Company, prior to) the Effective Time, the Paying Agent shall hand deliver or mail to each holder of record, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of such Certificate to the Paying Agent) and instructions for use of such letter of transmittal in effecting the surrender of a Certificate and obtaining payment therefor. Upon the later of the Effective Time and surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall in exchange therefor be entitled to receive cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration to be paid by the Paying Agent within five business days of receipt of such documentation. No interest will be paid or accrued on any amount payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid, is not applicable or provides assurances satisfactory to the Paying Agent that any such tax will be paid by such person. Until surrendered in accordance with the provisions of this Section 3.10(b), each Certificate representing a Share (other than Certificates representing Shares held in the treasury of the Company, or owned by Purchaser, Sub or any Subsidiary of the Company, Purchaser or Sub and Dissenting Shares, if any) shall represent for all purposes only the right to receive the Merger Consideration, and shall have no other rights. Notwithstanding the foregoing, any funds remaining with the Paying Agent six months following the Effective Time shall be returned to Purchaser or the Surviving Corporation, as specified by Purchaser, after which time the Former Stockholders, subject to applicable law, shall look only to the Surviving Corporation for payment of the Merger Consideration, without interest thereon, and shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law.

                         (c) After the Effective Time there shall be no transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this
          Section 3.10.

                         (d)  If any Certificate shall have been
          lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for Shares represented thereby. When authorizing such payment of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                    Section 3.11  Dissenting Shares.
          Notwithstanding anything in this Agreement to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with
          Section 262 of the DGCL (the "Dissenting Shares") shall not have any of such Shares converted into or become exchangeable for the right to receive the Merger Consideration, and holders of such Shares shall be entitled only to such rights as are granted by such
          Section 262, including the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder's Shares shall thereupon be treated as if it had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without interest thereon, as provided in
          Section 3.8(a) hereof and such Shares shall no longer be Dissenting Shares.

                    Section 3.12  Company Option Plans.  The
          Company shall take all actions necessary to provide that, immediately prior to the consummation of the Offer, (i) each outstanding stock option ("Options") outstanding under the Company s 1986 Stock Option Plan, whether or not then exercisable or vested, shall be cancelled or repurchased by the Company and (ii) in consideration of such cancellation or repurchase, and except to the extent that Purchaser or Sub and the holder of any such Option otherwise agree, the Company shall pay to the holder of each Option an amount in respect thereof equal to the product of (A) the Applicable Amount, multiplied by (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). The term "Applicable Amount" shall mean the excess of (A) the Merger Consideration, over (B) the exercise price of such Option. The total number of Options outstanding as of the date of this Agreement is 1,127,137 and a schedule of the exercise prices of such Options is set forth in Section
          4.2 of the Company Disclosure Letter.

                    Section 3.13 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the constituent corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective constituent corporations, in the name of and on behalf of the appropriate constituent corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as otherwise disclosed to Purchaser in a letter delivered to it prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Purchaser as follows:

                    Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing would not in the aggregate have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing or to have such power and authority, or to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Purchaser a complete and correct copy of each of its Certificate of Incorporation and By-Laws, as currently in effect.

                    Section 4.2  Capitalization.

                         (a)  As of the date hereof, the authorized
          capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof,
          (i) 21,369,447 shares of Common Stock are issued and outstanding (including all restricted stock), (ii) no shares of Common Stock are issued and held in the treasury of the Company and (iii) there are no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company s capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date hereof, there are no existing, and at the Effective Time there will not be, (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

                         (b)  Except as set forth in Section 4.2(b)
          of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company s Subsidiaries are beneficially owned, directly or indirectly, by the Company.

                    Section 4.3  Authorization; Validity of
          Agreement.

                         (a)  The Company has the requisite
          corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 3.7(a) hereof, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for those actions contemplated by Section 2.2 hereof and approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by each of Purchaser and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought.

                         (b)  The Board of Directors has taken all
          actions necessary to render the provisions of Section 203 of the DGCL inapplicable to the transactions contemplated by this Agreement.

                    Section 4.4  No Violations; Consents and
          Approvals.

                         (a)  Neither the execution, delivery or
          performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company,
          (ii) except as set forth in Section 4.4(a) of the Company Disclosure Letter, result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) to the best knowledge of the Company, violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for such violations, breaches or defaults which, individually or in the aggregate, would not (A) have a Company Material Adverse Effect, (B) materially adversely affect the ability of the Company to consummate the transactions contemplated in this Agreement, or (C) become applicable as a result of the business or activities in which Purchaser or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser or Sub.

                         (b)  Except as disclosed in Section 4.4(b)
          of the Company Disclosure Letter, no filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) filings with the FTC and with the DOJ pursuant to the HSR Act, (ii) applicable requirements under the Exchange Act, (iii) the filing of the certificate of merger or, if applicable, a certificate of ownership and merger with the Secretary of State, (iv) applicable requirements under corporation or blue sky laws of various states, and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made which, individually or in the aggregate, would not (A) have a Company Material Adverse Effect, (B) materially adversely affect the ability of the Company to consummate the transactions contemplated in this Agreement, or (C) become applicable as a result of the business or activities in which Purchaser or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser or Sub.

                    Section 4.5  Reports.  The Company has filed
          all reports required to be filed by it with the SEC pursuant to the Exchange Act since March 31, 1994 (collectively, the "Company SEC Documents"). None of the Company SEC Documents, as of their respective filing dates, contained, and none of the Company SEC Documents filed after the date hereof will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and the changes in financial position of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes) included in the Company SEC Documents has been prepared in all material respects in accordance with GAAP during the periods involved, except as otherwise noted therein.

                    Section 4.6  Absence of Certain Changes.
          Except as disclosed in (a) the Company SEC Documents filed as of the date hereof; (b) the Company's audited consolidated financial statements for the fiscal year ended March 31, 1996 previously delivered to Purchaser, and (c) Section 4.6 of the Company Disclosure Letter, since September 30, 1996 through the date hereof, there has not been, occurred or arisen, whether or not in the ordinary course of business:

                    (i)   any Company Material Adverse Effect;

                    (ii)  any material change in or exception to
          the Company's policy of not accepting returns of products shipped to customers;

                    (iii) any material change in the terms and conditions of the Company's arrangements with its copackers;

                    (iv) any sales incentive or bonus program or trade promotion spending or allowance (including customer allowances and performance-based promotion spending), whether for the benefit of Company employees, distributors, representatives, or customers, that would reasonably be expected to increase trade inventories in anticipation of the transactions contemplated by this Agreement or that would have the effect of rewarding any person other than as a result of achieving the targets set forth in the Company's Sales Incentive Plan, a copy of which has been previously provided to Purchaser; or

                    (v)   any action or occurrence which, if it
          occurred after the date hereof would be a violation of any of Section 6.1(a) through (g) and 6.1(i) through (n).

                    Section 4.7  No Undisclosed Liabilities.
          Except (a) for liabilities and obligations disclosed or provided for in the Company SEC Documents filed with respect to periods ending after September 30, 1996 or incurred in the ordinary course of business since September 30, 1996 and (b) for liabilities and obligations incurred in connection with the Offer and the Merger, since September 30, 1996 neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations material to the Company and its Subsidiaries, taken as a whole, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1996 contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

                    Section 4.8 Schedule 14D-9; Offer Documents; Proxy Statement. None of the information supplied by the Company for inclusion in the Schedule 14D-9, the Offer Documents or the Proxy Statement, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by Purchaser in writing for inclusion therein, the Proxy Statement and the
          Schedule 14D-9, including any amendments thereto, will comply in all material respects with the Exchange Act.

                    Section 4.9 Litigation; Compliance with Law. As of the date hereof, except as set forth in Section 4.9 of the Company Disclosure Letter or as disclosed in the Company SEC Documents, there is no action, suit, proceeding or, to the best knowledge of the Company, investigation pending or, to the best knowledge of the Company, threatened, involving the Company or any of its Subsidiaries, or any of their properties or assets, by or before any court, governmental or regulatory authority or by any third party that would have a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations that in the aggregate would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    Section 4.10  Employee Benefit Plans; ERISA.
          (a) Section 4.10(a) of the Company Disclosure Letter lists each "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control and fringe benefit plans maintained for the benefit of, or contributed to by the Company or its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" within the meaning of
          Section 4001 of ERISA, for the benefit of any employee or former employee of the Company or any of its subsidiaries (the "Plans"). The Company has made available to Purchaser copies of each of the Plans, including all amendments to date.

                          (b)  Except as set forth in Section
          4.10(b) of the Company Disclosure Schedule, each of the Plans that is subject to ERISA complies with ERISA and the applicable provisions of the Code, except for any such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the Company knows of no fact or set of circumstances that would adversely affect such qualification prior to the Effective Time. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, none of the Plans is subject to Title IV of ERISA. No "reportable event", as such term is defined in
          Section 4043(b) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Board has not been waived) has occurred with respect to any Plan, except where the occurrence of any such event would not have a Company Material Adverse Effect. There are no pending or, to the best knowledge of Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, except for any such claims that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                          (c)  Except as set forth in Section
          4.10(c) of the Company Disclosure Letter, no Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to any employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                          (d)  No Plan has incurred an
          "Accumulated Funding Deficiency" (as defined in Section 302(a) of ERISA or Section 412(a) of the Code), whether or not waived, except where the occurrence of any such event would not have a Company Material Adverse Effect.

                          (e)  Except as set forth in Section
          4.10(e) of the Company Disclosure Letter, none of the Company, its Subsidiaries or any ERISA Affiliate has incurred a "withdrawal" or "partial withdrawal", as defined in Sections 4203 and 4205 of ERISA, from any Plan that has resulted in an unpaid liability of the Company, any of its Subsidiaries or any ERISA Affiliate, except where the occurrence of any such event would not have a Company Material Adverse Effect.

                          (f)    Except as set forth in Section
          4.10(f) of the Company Disclosure Schedule, with respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is referred to in Section 4.10(a) (including for this purpose any terminated plan or arrangement that would be described in Section 4.10(a) if not terminated) and which is (or was) subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

                              (i)  any act or omission by the
          Company or any of its Subsidiaries, or by any director, officer or employee thereof, or, to the knowledge of the Company or any of its Subsidiaries, by any other person, constituting a violation of Section 404 or 405 of ERISA; or

                              (ii) any act or omission which
          constitutes a violation of Section 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code.

                          (g)    Each Plan has been maintained in
          substantial compliance with its terms, and all contribution, premiums or other payments due from the Company or any of its Subsidiaries to (or under) any such plan or arrangement have been fully paid or adequately provided for on the financial statements provided in the Company SEC Documents for the fiscal quarter ended September 30, 1996. Except as described in Section 4.10(g) of the Company Disclosure Letter there has been no amendment, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries with respect to, or change in employee participation or coverage under, any such plan or arrangement that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto provided in the Company SEC Documents for the fiscal quarter ended September 30, 1996.

                              (h)  Except as described in Section
          4.10(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liability under or in connection with any terminated plan or arrangement that would constitute a "Plan" as defined in Section 4.10(a) if not terminated (a "Terminated Plan"), and all benefits accrued under each such terminated plan or arrangement, including benefits funded through any related trust, insurance contract, annuity contract, custodial account or similar funding method, have been paid or distributed to the persons entitled thereto in accordance with its terms. Each Terminated Plan intended to be qualified under Section 401(a) of the Code was so qualified, and each related trust, insurance contract, annuity contract or custodial account was exempt from taxation under Section 501(a) of the Code, at the time of termination and at all times when payment or distribution of benefits was made subsequent to or in connection with such termination.

                    Section 4.11 Real Property. Section 4.11 of the Company Disclosure Letter identifies all real property owned, leased or used by the Company or its Subsidiaries for or in the conduct its business. The Company has, either directly or through its Subsidiaries,
          (x) good title to, free and clear of all Liens other than Permitted Liens, or (y) rights by lease or other agreement to use, all real property used by the Company and its Subsidiaries, except where the failure to have such title or rights would not have a Company Material Adverse Effect. All real property leases of property under which the Company or any of its Subsidiaries is a lessee or lessor, are valid, binding and enforceable in all material respects in accordance with their terms and, to the best knowledge of the Company, there are no existing material defaults thereunder.

                    Section 4.12 Intellectual Property. As of the date hereof, there are no pending or threatened claims of which the Company or its Subsidiaries have been given written notice, by any person against their use of any trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, formulas, trade secrets, know-how, patents and all applications therefor which are owned by the Company or its Subsidiaries or are used in the operation of the Company and its Subsidiaries as currently conducted (collectively, the "Intellectual Property"). The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary to permit them to conduct their respective businesses as currently conducted, except where the failure to have such right would not have a Company Material Adverse Effect. The Company is not in default of any agreement pursuant to which the Company has rights to use any Intellectual Property except where such default would not have a Company Material Adverse Effect.

                    Section 4.13 Computer Software. To the best knowledge of the Company, the Company and its Subsidiaries have such title or such rights by license, lease or other agreement to the computer software programs which are owned, licensed, leased or otherwise used by the Company and its Subsidiaries and which are material to the conduct of their businesses as currently conducted, as are necessary to permit the conduct of their businesses as currently conducted, except where the failure to have such right would not have a Company Material Adverse Effect.

                    Section 4.14  Material Contracts.  Except as
          disclosed in Section 4.14 of the Company Disclosure Letter, to the best knowledge of the Company, all material agreements to which the Company or its Subsidiaries are parties are valid, binding and enforceable in all material respects in accordance with their terms and neither the Company nor any of its Subsidiaries nor any other party to any such contract is in default under such agreements, other than such defaults, if any, that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    Section 4.15 Taxes.  Except as set forth in
          Section 4.15 of the Company Disclosure Letter:

                          (a)    each of the Company and the
          Subsidiaries have (I) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect and such Tax Returns are true, correct and complete in all material respects, and (II) duly paid in full or made provision in accordance with GAAP for the payment of all Taxes for all taxable periods or portions thereof ending on or before the date hereof;

                          (b)    each of the Company and the
          Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding (including backup withholding) of Taxes;

                          (c)    no federal, state, local or
          foreign audits or other administrative proceedings or court proceedings ("Audits") are presently pending with regard to any Taxes or Tax Returns of the Company or the Subsidiaries and none of the Company or the Subsidiaries has received written notice of any such Audits;

                          (d)    there are no material Liens for
          Taxes upon any property or assets of the Company or the Subsidiaries, except for Permitted Liens;

                          (e)    the income Tax Returns of the
          Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through the taxable year ended 1995.

                          (f)    the Company has made available to
          the Purchaser correct and complete copies of all federal Tax Returns of the Company and the Subsidiaries filed from May 13, 1993 forward; provided, however, with respect to taxable years in which the Company was a member of the consolidated group of which Stockholder was the common parent, only pro forma federal Tax Returns or summaries thereof have been made available; and summaries of examination reports and income tax audit reports of the Company or the Subsidiaries. Except with respect to the Audits described in subsection (c) of this Section 4.15, no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Group.

                          (g)  Neither the Company nor any
          Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company nor any Subsidiary are subject to an election under Section 341(f) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. No member of the Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Company or any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither the Company nor any Subsidiary has agreed, nor is it required to make, any future adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. Section 4.14 of the Company Disclosure Letter contains an accurate and complete description of the Company's and each of the Subsidiary's tax carryforwards, excess loss accounts, and deferred intercompany transactions. Except as otherwise disclosed in Section 4.15 of the Company Disclosure Letter, the Company and each of the Subsidiaries has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations. None of the Company or any of its Subsidiaries is an entity that is characterized as a partnership for federal income tax purposes.

                          (h)  None of the Company or any
          Subsidiary has participated (or will participate) in any international boycott as defined in Code Section 999.

                    Section 4.16  Environmental Matters.  Except as
          set forth in Section 4.16 of the Company Disclosure
          Letter, to the knowledge of the Company, (a) the Company and its Subsidiaries are in material compliance with all federal, state, and local laws governing pollution or the protection of human health or the environment
          ("Environmental Laws"), except in each case where noncompliance with Environmental Laws would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (b) neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any of its copackers, has received any written notice with respect to the business of, or any property owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party alleging that the Company or any of its Subsidiaries or any of its products is not in material compliance with any Environmental Law, (c) there has been no release of a Hazardous Substance, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. SECTION 9601 et seq. and used in California Health and Safety Code SECTION 25359.7, in excess of a reportable quantity on any real property owned or leased by the Company or any of its Subsidiaries that is used for the business of the Company or any of its Subsidiaries and (d) neither the Company nor any of its Subsidiaries has received any written claims that the Company is in violation of California's Proposition 65 or, since January 1, 1993, relating to any injuries to any workers of a substantial nature dealing with the Company's products, whether employed by the Company or any co-packer or any customer.

                    Section 4.17  Affiliated Party Transactions.
          Except as set forth on Section 4.17 of the Company Disclosure Letter, no contracts or agreements in which the amount involved exceeds $60,000 are in effect as of the date hereof between the Company or its Subsidiaries on the one hand, and affiliates of the Company, on the other hand. For purposes of this Section 4.17 an "affiliate" of any Person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control", when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

                    Section 4.18 No Brokers. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for PaineWebber Incorporated ("PaineWebber"), whose fees and expenses in an aggregate amount equal to $3,000,000 shall be borne by the Company, and the Company shall not be liable for any such fees and expenses in excess of such amount.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND SUB

                    Purchaser and Sub, jointly and severally, rep-resent and warrant to the Company as follows:

                    Section 5.1  Organization.  Purchaser is a
          corporation duly organized, validly existing and in good standing under the laws of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a Purchaser Material Adverse Effect. Each of Purchaser and Sub is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Purchaser Material Adverse Effect. Purchaser has heretofore delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case, as currently in effect. Since the date of its incorporation, Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

                    Section 5.2  Authorization; Validity of
          Agreement. Each of Purchaser and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser and Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Purchaser and Sub, and by Purchaser as the sole stockholder of Sub, and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize the execution and delivery of this Agreement by Purchaser and Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Purchaser and Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws, now or hereafter in effect, affecting the enforcement of creditors rights generally, except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought.

                    Section 5.3  No Violations; Consents and
          Approvals.

                          (a)  Neither the execution, delivery or
          performance of this Agreement by Purchaser and Sub nor the consummation by Purchaser and Sub of the transactions contemplated hereby (i) violate any provision of the respective certificate of incorporation or by-laws of Purchaser or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) and (iii) for violations, breaches or defaults which (A) would not have a Purchaser Material Adverse Effect, (B) materially adversely affect the ability of either Purchaser or Sub to consummate the transactions contemplated in this Agreement or (C) become applicable as a result of the business or activities in which Purchaser or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

                          (b)  No filing or registration with,
          notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Purchaser and Sub or the consummation by Purchaser and Sub of the transactions contemplated hereby, except (i) filings with the FTC and with the DOJ pursuant to the HSR Act, (ii) applicable requirements under the Exchange Act,
          (iii) the filing of the certificate of merger or, if applicable, a certificate of ownership and merger with the Secretary of State, (iv) applicable requirements under corporation or blue sky laws of various states, and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made (A) would not have a Purchaser Material Adverse Effect, (B) would not materially adversely affect the ability of Purchaser or Sub to consummate the transactions contemplated in this Agreement, or (C) become applicable as a result of the business or activities in which Purchaser or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

                    Section 5.4 Schedule 14D-9; Offer Documents; Proxy Statement. None of the information supplied by Purchaser or Sub for inclusion in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by the Company in writing for inclusion in the Offer Documents, the Offer Documents will comply in all material respects with the Exchange Act.

                    Section 5.5 Sufficient Funds. Purchaser and Sub have sufficient funds available, in cash or pursuant to existing credit agreements or binding commitments in effect on the date of this Agreement, to purchase all Shares on a fully diluted basis at the price per Share set forth in Section 2.1 hereof and to perform all of their obligations, and the obligations of the Company following the Merger, hereunder.

                    Section 5.6  Beneficial Ownership of Shares.
          None of Purchaser, Sub or any of their respective "affiliates" or "associates" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) "beneficially owns" (as that term is defined in Rule 13d-3(a) under the Exchange Act) any Shares or any securities convertible into or exchangeable for Shares.

                    Section 5.7 No Brokers. Neither Purchaser nor Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for Morgan Stanley & Co. Incorporated, whose fees shall be borne by Purchaser.

                    Section 5.8 Investigation by Purchaser. Each of Purchaser and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Purchaser and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, Purchaser and Sub have relied solely upon their own investigation and analysis, and each of Purchaser and Sub:

                          (a) acknowledges that none of the
          Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or their agents or representatives prior to the execution of this Agreement, and

                          (b) agrees, to the fullest extent
          permitted by law, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Purchaser or Sub on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser prior to the execution of this Agreement, except that the foregoing limitations shall not apply to the Company to the extent (i) the Company makes the specific representations and warranties set forth in
          Article IV of this Agreement or (ii) Stockholder makes the specific representations and warranties set forth in
          Section 1(f) or (3) of the Stockholder Agreement or makes the covenant set forth in Section 9 of the Stockholder Agreement, but always subject to the limitations and restrictions contained herein and therein.

                                  ARTICLE VI

                                  COVENANTS

                    Section 6.1 Conduct of Business by the Company Pending the Merger. During the period from the date hereof to the consummation of the Offer, except as Purchaser shall otherwise agree in writing, as required by applicable law, or as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course, consistent with past practice. Further, the Company shall use reasonable efforts to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees in good standing, and to preserve the goodwill of those having business relationships with it and its Subsidiaries. Without limiting the generality of and in addition to the foregoing, and except as set forth in the Company Disclosure Letter hereto or as otherwise provided in this Agreement, prior to the consummation of the Offer, neither the Company nor any of its Subsidiaries will, without the prior written consent of Purchaser:

                          (a)    amend its charter or by-laws;

                          (b)    authorize for issuance, issue,
          sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, except by the Company in connection with the exercise of employee options granted and outstanding before the date of this Agreement;

                          (c)    split, combine or reclassify any
          shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; provided that the Company may pay to holders of the Shares the regular quarterly dividend of $0.16 per Share previously declared by the Company, the record date and payment date for which have previously been fixed by the Board as December 2, 1996 and January 2, 1997, respectively;

                          (d)    (i) incur or assume any material
          long-term debt or, except in the ordinary course of business consistent with past practice under existing lines of credit, incur or assume any material short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except wholly owned Subsidiaries of the Company in the ordinary course of business and consistent with past practices; or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to the Company's Subsidiaries and customary loans or advances to employees in accordance with past practices);

                          (e)    enter into, adopt or materially
          amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Company Employee, or increase in any manner the compensation or fringe benefits of any Company Employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that nothing herein shall prohibit normal increases in wages or salary or immaterial fringe benefits in the ordinary course of business that are consistent with the past practices;

                          (f)    acquire, sell, lease or dispose of
          any assets outside the ordinary course of business or any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or enter into any material commitment or transaction outside the ordinary course of business;

                          (g)    except as may be required by law
          and except as set forth on the Company Disclosure Letter, take any action to terminate or amend any of its employee benefit plans with respect to or for the benefit of Company Employees;

                          (h)    hire any employee other than to
          replace an employee; provided, however, that the annual salary of such replacement employee shall not exceed
          $50,000;

                          (i)    pay, discharge or satisfy any
          claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) liabilities reflected or reserved against in, or contemplated by, the Company's consolidated audited financial statements (or in the notes thereof) dated September 30, 1996, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

                          (j)    change any material accounting
          principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof;

                          (k)    take any action that would result
          in any of its representations and warranties in this Agreement becoming untrue in any material respect;

                          (l)    make any material change in or
          exception to the Company's policy of not accepting returns of products shipped to customers;

                          (m)    make any material change in the
          terms and conditions of the Company's arrangements with its copackers; or

                          (n)    take, or agree in writing or
          otherwise to take, any of the foregoing actions.

                    Section 6.2  Acquisition Proposals.

                          (a)    The Company and its Subsidiaries
          will not, and will cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of its Subsidiaries not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, the Company and the Board
          (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party if the Board determines in good faith, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information may constitute a breach of the Board's fiduciary duties under applicable law, and (ii) shall be permitted to (X) take and disclose to the Company's stockholders a position with respect to the Offer or the Merger or another tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act or
          (Y) make disclosure to the Company's stockholders, in each case if the Board determines in good faith, after consultation with its counsel, that the failure to take such action may constitute a breach of the Board's fiduciary duties under, or otherwise violate, applicable law. The Company shall promptly provide Purchaser with a copy of any written Acquisition Proposal received and inform Purchaser promptly and on a reasonable basis of the status and content of any discussions with such a third party (provided that the Company shall not be obligated so to provide such Acquisition Proposal or to inform Purchaser if the Board determines in good faith, after consultation with its counsel, that such action may constitute a breach of the Board's fiduciary duties under applicable law).

                          (b)    For purposes of this Agreement,
          "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a majority equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or (ii) all or substantially all of the business or assets of the Company (other than the transactions contemplated by this Agreement).

                    Section 6.3  Access to Information.

                          (a)    Between the date of this Agreement
          and the consummation of the Offer, during normal business hours, the Company will give Purchaser and its authorized representatives reasonable access to all offices and other facilities and to all books and records of it and its Subsidiaries, will permit Purchaser to make such inspections as it may reasonably require and will cause its officers and those of its Subsidiaries to furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request, which information shall include, without limitation, a copy of the Company's Customer Tracking Report (showing orders and shipments by customer), which shall be delivered to Purchaser substantially concurrently with its distribution to the Company's senior management. The Company will provide access to management of the Company regularly to discuss timing of shipments. Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its Subsidiaries.

                          (b)    Purchaser, Sub, and the Company
          agree that the provisions of the confidentiality agreement among the Company, Stockholder and Purchaser, dated as of October 10, 1996 (the "Confidentiality Agreement") shall remain binding and in full force and effect and that the terms of the Confidentiality Agreement are incorporated herein by reference.

                          (c)    Any furnishing of information
          pursuant hereto or any investigation shall not affect Purchaser's and Sub's right to rely on the representations and warranties made by the Company in this Agreement. Except as otherwise provided by law, Purchaser, the Company and Sub each agrees to maintain all information received pursuant to the terms of this Agreement and the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

                    Section 6.4  Best Efforts.  Subject to the
          terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                    Section 6.5 Consents.  Each of the Company,
          Purchaser and Sub shall cooperate, and use their respective best efforts, in as timely a manner as is reasonably practicable, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                    Section 6.6  HSR Filings.

                          (a)  In addition to and without limiting
          the agreements contained in Section 6.5 hereof, Purchaser, Sub and the Company will (i) take promptly all actions necessary to make the filings required of Purchaser, Sub or any of their affiliates under the HSR Act, (ii) comply at the earliest practicable date with any formal or informal inquiry including, but not limited to, any request for additional information or documentary material received by Purchaser, Sub or any of their affiliates from the FTC or DOJ pursuant to the HSR Act and (iii) cooperate with the Company in connection with any filing of the Company under the HSR Act and in connection with responding to or resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or DOJ or state attorneys general.

                         (b)  In furtherance and not in limitation
          of the covenants contained in Sections 6.5 and Section 6.6(a) hereof, Purchaser, Sub and the Company shall each use their best efforts to resolve such objections, if any, as may be asserted with respect to the Offer, the Merger or any other transactions contemplated by this Agreement under any Antitrust Law whether such objection is raised by a private party or governmental or regulatory authority. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transactions contemplated by this Agreement as violative of any Antitrust Law, each of the parties hereto agrees to cooperate and use its best efforts vigorously to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction or other order is hereafter referred to as an "Order") that is in effect and that restricts, prevents or prohibits consummation of the Offer, the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative actions. Each of Purchaser and Sub also agrees to use its best efforts to take such action, including, without limitation, agreeing to hold separate or to divest any of the businesses, product lines, or assets of Purchaser or Sub or any of their affiliates or, following the consummation of the Offer or the Effective Time, of the Company or any of its Subsidiaries, as may be required (a) by the applicable governmental or regulatory authority (including without limitation the FTC, DOJ or any state attorney general) in order to resolve such objections as such governmental or regulatory authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or governmental or regulatory authority challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of any such transactions. The entry by a court or other tribunal, in any action or proceeding brought by a private party or governmental or regulatory authority challenging the transactions contemplated hereby as violative of any Antitrust Law, of an Order permitting such transactions, but requiring that any of the businesses, product lines or assets of any of Purchaser, Sub or any of their affiliates or, following the consummation of the Offer or the Effective Time, of the Company or any of its Subsidiaries be divested or held separate by Purchaser and Sub, or that would otherwise limit Purchaser's or Sub's freedom of action with respect to, or their ability to retain, the Company, any of its Subsidiaries or any businesses, product lines or assets thereof or any of Purchaser's or Sub's or their respective affiliates' other businesses, product lines or assets, shall not be deemed a failure to satisfy any of the conditions specified in Article VII hereof. Notwithstanding the foregoing, the Company shall not be required to divest or hold separate or otherwise take or commit to take any action that, prior to the Effective Time, limits its freedom of action with respect to, or its ability to retain, its Subsidiaries or any of their respective businesses, product lines or assets.

                          (c)  Each of the Company, Purchaser and
          Sub shall promptly inform the other party of any material communication received by such party from the FTC, DOJ or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. Purchaser and Sub will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) Purchaser or Sub proposes to make or enter into with the FTC, DOJ or any other governmental or regulatory authority in connection with the transactions contemplated hereby.

                    Section 6.7  Public Announcements.  Each of
          Purchaser, Sub and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the Nasdaq National Market and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

                    Section 6.8  Employee Agreements.  Purchaser
          agrees, and agrees to cause the Surviving Corporation, to honor and be bound by the terms of the agreements with officers of the Company set forth in Section 6.8 of the Company Disclosure Letter.

                    Section 6.9  Employee Benefits.

                          (a)    As of the Effective Time, Company
          employees will be terminated from future participation in Stockholder's Employee Benefit Plans (as defined in subsection (e) below). The benefits to be paid to Company employees under each Employee Benefit Plan sponsored or maintained by the Stockholder shall not be increased by any service to the Company following the Effective Time. Purchaser and Sub assume no responsibility for any benefits, liabilities or contributions to, or costs of administration of, Stockholder's Employee Benefit Plans (which excludes the Armor All PSIP and any other plans sponsored or maintained solely by the Company) except for the Contribution Obligation (as defined in the Stockholder Agreement). Except as expressly provided herein, Purchaser and Sub agree to provide Company employees employee benefit and compensation plans, policies and arrangements (other than severance plans) at a level no less favorable than provided to Purchaser employees of comparable status; provided, however, that for a period of one year following the Effective Time, Company employees shall also be provided a severance benefit no less favorable than provided by the Company as of the date hereof; provided however, that the foregoing shall not prohibit the Surviving Corporation from amending such severance benefit plans to clarify any ambiguities therein.

                          (b)    Purchaser agrees to permit Company
          employees to participate immediately as of the Effective Date in its medical, dental, disability and life insurance plans without imposition of preexisting condition exclusions or waiting periods prior to participation and with full credit for deductibles and copayments paid in respect of the current plan year. Purchaser agrees to allow participation in its retiree medical plan to Company employees on a basis no less favorable than provided to Purchaser employees of comparable status and to grant eligibility and vesting credit in such retiree medical plans for service with the Company or the Stockholder.

                          (c)    Purchaser agrees to provide
          Company employees with service credit for all purposes, including without limitation, eligibility to participate, and vesting (other than Purchaser's severance plan, for which such Company employees are not eligible, and Supplemental Executive Retirement Plan) under each of Purchaser's Employee Benefit Plans for service with the Company or Stockholder.

                          (d)    The Company shall, prior to
          December 2, 1996, amend each of the Company's Incentive Plan for Business Managers, the 1989 Short Term Incentive Plan, the Employee Incentive Plan and the Sales Incentive Plan as follows: The Company's Incentive Plan for Business Managers shall, immediately following the date hereof, be terminated forthwith. The Employee Incentive Plan shall, immediately following the Effective Time, be terminated and all participants shall receive a cash payment equal to their target bonus as though the budgeted target had been achieved. Each of the Company's 1989 Short Term Incentive Plan, International Incentive Plan, and the Company's Sales Incentive Plan, shall, on April 1, 1997, be terminated and the aggregate amount of individual bonus targets payable to participants in those Incentive Plans shall be determined as soon as practicable after the Effective Time as though the budgeted target for Fiscal Year 1997 had been achieved; individual cash payments shall be modified to reflect individual performance ;provided, however, that such participant either (i) has remained employed with the Company through March 31, 1997 or (ii) was terminated by the Company on or prior to such date but after December 31, 1996, other than for cause; provided further, that the participants in the Company's 1989 Short Term Incentive Plan previously identified in writing to Purchaser shall receive such cash payment immediately following the Effective Time. Effective April 1, 1997, Company employees will become eligible to participate in Purchaser's incentive plans at a level comparable to that of other Purchaser's employees immediately prior to the date hereof. As of the Effective Time, Company employees will participate in all of Purchaser's Employee Benefit Plans, including without limitation, vacation, medical and survivor plans on a basis no less favorable than provided to Purchaser employees of comparable status, but excluding executive retirement and severance plans.

                          (e)    For purposes of this Section 6.9
          "Employee Benefit Plans" shall mean employee benefit plans, incentive compensation, severance, health and welfare plans or policies, whether or not subject to regulation under ERISA.

                    Section 6.10  Indemnification; Directors' and
          Officers' Insurance.

                          (a)    In the event of any threatened or
          actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation by or in the right of the Company or any of its Subsidiaries, in which any of the present officers or directors (the "Indemnified Parties") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Purchaser, jointly and severally, shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them, and the Company, or the Surviving Corporation and Purchaser after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (ii) the Company and the Surviving Corporation and Purchaser will use their respective reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither the Company nor the Surviving Corporation nor Purchaser shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Purchaser, thereof (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have hereunder, except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                          (b)    Until the Effective Time the
          Company shall keep in effect Article Tenth of its Certificate of Incorporation and Article IX of its By-Laws, and, thereafter, Purchaser shall cause the Surviving Corporation to keep in effect in its By-Laws a provision for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provides for indemnification of the Indemnified Parties to the full extent permitted by the DGCL.

                          (c)    Purchaser shall cause to be
          maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company, if any, (provided that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, if any, then Purchaser shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate, and Purchaser, in addition to the indemnification provided above in this Section 6.11, shall indemnify the Indemnified Parties for the balance of such insurance coverage on the same terms and conditions as though Purchaser were the insurer under those policies.

                    Section 6.11 Certain Arrangements. Effective as the Effective Time, the Company shall cause the termination of that certain Services Agreement, dated as of July 1, 1986 between the Company and Stockholder, as amended through April 1, 1996 (the "Services Agreement"), and all monies held by Stockholder pursuant to the cash management program shall be remitted to the Company upon such termination; provided, however, that nothing in this provision shall impact or cause the termination of that certain Tax Allocation Agreement, dated as of July 1, 1986 between the Company and Stockholder.

                    Section 6.12  Merger Without Meeting of
          Stockholders. Notwithstanding the foregoing, in the event that Purchaser or Sub shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree, at the request of Purchaser, to take all appropriate and necessary action to cause the Merger to become effective, as soon as practicable after the expiration or termination of the Offer and the completion of all activities necessary to finance the consummation of the Merger and the transactions contemplated hereby, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                    Section 6.13  Incremental Volume Plan.
          Promptly following the date hereof, the Company shall (i) amend its Third Quarter Incremental Volume Plan referred to in Section 4.6 of the Company Disclosure Letter to extend the measurement period for determining whether the incremental sales volume targets of such Plan have been satisfied to include the fourth quarter of fiscal year 1997, and (ii) take all steps reasonably necessary to communicate to customers eligible to participate in such plan that the Company will honor its Third Quarter Incremental Volume Plan with respect to shipments made in the fourth quarter of fiscal year 1997 and to Company sales personnel responsible for such customers.

                                 ARTICLE VII

                                  CONDITIONS

                    Section 7.1  Conditions to Each Party s
          Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

                          (a)  If required by the DGCL, this
          Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable provisions of the Company's Certificate of Incorporation and the DGCL;

                          (b)  No statute, rule, regulation, order,
          decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger or makes the Merger illegal;

                          (c)  The Offer shall not have been
          terminated in accordance with its terms prior to the purchase of any Shares; and

                          (d)  Any applicable waiting period
          applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                    Section 7.2  Conditions to the Obligation of
          the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

                          (a)    The representations and warranties
          of Purchaser and Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time unless limited by their terms to a prior date;

                          (b)    Each of Purchaser and Sub shall
          have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

                          (c)    The Company shall have received a
          certificate of the President, an Executive Vice
          President, a Senior Vice President or the Chief Financial Officer of Purchaser as to the satisfaction of the conditions set forth in Section 7.2(a) and (b).

                    Section 7.3  Conditions to Obligations of
          Purchaser and Sub to Effect the Merger. The obligations of Purchaser and Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

                          (a)    The representations and warranties
          of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time unless limited by their terms to a prior date;

                          (b)    The Company shall have performed
          in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

                          (c)    Purchaser shall have received a
          certificate of the President, an Executive Vice
          President, a Senior Vice President or the Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in Section 7.3(a) and (b).

                    Section 7.4  Exception.  The conditions set
          forth in Section 7.3 hereof shall cease to be conditions to the obligations of the parties if Sub shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer; provided that the terms of this exception will be deemed satisfied if Sub fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof.

                                 ARTICLE VIII

                                 TERMINATION

                    Section 8.1  Termination.  Notwithstanding
          anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                          (a)    By mutual written consent of
          Purchaser, the Sub and the Company;

                          (b)    By Purchaser and Sub, on the one
          hand, or the Company, on the other hand, if the Effective Time shall not have occurred on or before January 31, 1997 from the date hereof;
                          (c)    By either Purchaser and Sub on the
          one hand, or the Company, on the other hand, if the Offer shall expire or have been terminated in accordance with its terms without any Shares being purchased thereunder but only, in the case of termination by Purchaser and Sub, if the Sub shall not have been required by the terms of the Offer or this Agreement to purchase any Shares pursuant to the Offer;

                          (d)    By Purchaser and Sub, on the one
          hand, or the Company, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                          (e)    By Purchaser or Sub, on the one
          hand, or the Company, on the other hand, if the other party shall have failed to comply in any material respect with any of the material obligations contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure;

                          (f)    By Purchaser, if any required
          approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                          (g)    By Purchaser, if the Company shall
          have (i) withdrawn its approval or recommendation of this Agreement or the Merger, (ii) recommended any Acquisition Proposal from a person other than Purchaser; or

                          (h)    By the Company if, prior to the
          purchase of Shares pursuant to the Offer, either (i) a third party shall have made an Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisor, is more favorable to the Company and the holders of Shares than the transactions contemplated by this Agreement or (ii) other than in response to an Acquisition Proposal, the Board determines in good faith, after consultation with its counsel, that the failure so to terminate this Agreement may constitute a breach of the Board's fiduciary duties under applicable law.

          Notwithstanding anything to the contrary contained in this Section 8.1, the Company shall not be permitted to terminate, or consent to the termination of, this Agreement without the approval of a majority of the Continuing Directors.

                    Section 8.2  Effect of Termination.  In the
          event of the termination of this Agreement as provided in
          Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, without liability or obligation on the part of Purchaser, Sub or the Company except as set forth in Sections 6.3(b), 9.1 and 9.13 hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any willful breach of this Agreement.

                    Section 8.3  Termination Fee.  If this
          Agreement is terminated (i) by either party pursuant to
          Section 8.1(f), (ii) by Purchaser or Sub pursuant to
          Section 8.1(e) or (g), or (iii) by the Company pursuant to Section 8.1(h), and, in each such case, if the Company is not then entitled to terminate this Agreement by reason of Section 8.1(e), then, in addition to any other rights or remedies that may be available to Purchaser, the Company shall pay Purchaser promptly and in no event later than two business days after receipt of notice of termination pursuant to the relevant provision of Section
          8.1 (by wire transfer of immediately available funds to an account designated by Purchaser) a fee of $11.0 million.

                                  ARTICLE IX

                                MISCELLANEOUS

                    Section 9.1  Fees and Expenses.  Except as
          contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                    Section 9.2 Amendment; Extension and Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors (which, in the case of the Company, shall include the affirmative vote of a majority of the Continuing Directors), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

                    Section 9.3  Survival.  (a) The respective
          representations, warranties, covenants and agreements of Purchaser, Sub and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time, (b) notwithstanding this Section 9.3 the covenants and agreements of the parties hereto to be performed following the Effective Time (including by the Surviving Corporation after the Merger) shall survive the Effective Time without limitation which by their terms contemplate performance after the Effective Time, including, without limitation, the covenants and agreements set forth in Sections 6.3(b), 6.8, 6.9, 6.10,
          9.1 and 9.13 hereof.

                    Section 9.4  Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given upon (a) transmitter s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (a)    if to the Company, to:

                              Armor All Products Corporation
                              6 Liberty
                              Aliso Viejo, California  92656
                              Telephone:  (714) 362-0600
                              Facsimile:  (714) 362-0752
                              Attention:  Kenneth Evans

                              with a copy to:

                              Skadden, Arps, Slate, Meagher
                               & Flom LLP
                              919 Third Avenue
                              New York, New York 10022
                              Telephone:  (212) 735-3000
                              Facsimile:  (212) 735-2000
                              Attention:  Paul T. Schnell

                              and

                       (b)    if to Purchaser or Sub, to:

                              The Clorox Company
                              1221 Broadway
                              Oakland, California 94612
                              Telephone: (510) 271-7700
                              Facsimile: (510) 271-1652
                              Attention: General Counsel

                              with a copy to:

                              Morrison & Foerster LLP
                              345 California Street
                              San Francisco, California  94104
                              Telephone: (415) 677-7000
                              Facsimile: (415) 677-7522
                              Attention: John W. Campbell

                    Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

                    Section 9.6 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed pursuant to the Company Disclosure Letter shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

                    Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

                    Section 9.8 Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Stockholder's Agreement, constitutes the entire agreement, and supersedes all other prior negotiations, commitments, agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

                    Section 9.9  Severability.  If any term,
          provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                    Section 9.10  Governing Law.  This Agreement
          shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                    Section 9.11  Assignment.  Neither this
          Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and except to the extent necessary to enforce the provisions of Sections 3.12, 6.8, 6.9 and 6.11, the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                    Section 9.12 Specific Performance; Submission to Jurisdiction. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Orange County, California. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in Orange County, California and to service of process upon it in the manner set forth in Section 9.4 hereof.

                    Section 9.13 Brokerage Fees and Commissions. Except as previously disclosed in writing, the Company hereby represents and warrants to Purchaser with respect to the Company, and Purchaser hereby represents and warrants to the Company with respect to Purchaser and Sub, that no person or entity is entitled to receive from the Company or Purchaser and Sub, respectively, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or any of the transactions contemplated hereby.

                    IN WITNESS WHEREOF, Purchaser, Sub and the
          Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        ARMOR ALL PRODUCTS CORPORATION

                                        By:
                                           Name:
                                           Title:

                                        THE CLOROX COMPANY

                                        By:
                                           Name:
                                           Title:

                                        SHIELD ACQUISITION CORPORATION

                                        By:
                                           Name:
                                           Title:




                                                                ANNEX A

                          CONDITIONS TO THE TENDER OFFER

                    Notwithstanding any other provision of the Offer, Sub shall not be required to purchase any Shares tendered, and may terminate or amend the Offer, if on or after December 2, 1996, any of the following events shall occur:

                         (a)  the Company shall have breached in any
          material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

                         (b)  there shall be any statute, rule
          regulation, decree, order or injunction promulgated, enacted, entered or enforced by any United States federal or state government, governmental authority or court which would (i) make the acquisition by the Sub of a material portion of the Shares illegal, or (ii) otherwise prohibit or restrict consummation of the Offer or the Merger;

                         (c)  the Merger Agreement shall have been
          terminated in accordance with its terms; or

                         (d)  the Company or its Subsidiaries shall
          have suffered a change that would result in a Company
          Material Adverse Effect.

                    The foregoing conditions are for the sole benefit of Sub and may be asserted by Sub regardless of the circumstances giving rise to such conditions, or may be waived by Sub in whole or in part at any time and from time to time in its reasonable discretion.




                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1    Definitions  . . . . . . . . . . . . . . . . 2

                                    ARTICLE II

                                    THE OFFER

          Section 2.1    The Offer  . . . . . . . . . . . . . . . . . 5
          Section 2.2    Company Actions  . . . . . . . . . . . . . . 6
          Section 2.3    Stockholder Lists. . . . . . . . . . . . . . 7
          Section 2.4    Directors  . . . . . . . . . . . . . . . . . 8
          Section 3.1    The Merger . . . . . . . . . . . . . . . . . 8
          Section 3.2    Closing  . . . . . . . . . . . . . . . . . . 9
          Section 3.3    Effective Time . . . . . . . . . . . . . . . 9
          Section 3.4    Effects of the Merger  . . . . . . . . . . . 9
          Section 3.5    Certificate of Incorporation and By-Laws.  . 9
          Section 3.6    Directors and Officers of the Surviving
                         Corporation  . . . . . . . . . . . . . . . . 9
          Section 3.7    Stockholders' Meeting  . . . . . . . . . .  10
          Section 3.8    Conversion of Shares . . . . . . . . . . .  11
          Section 3.9    Conversion of Sub's Common Stock . . . . .  11
          Section 3.10   Exchange of Shares; Payment  . . . . . . .  11

          Section 3.11   Dissenting Shares  . . . . . . . . . . . .  13
          Section 3.12   Company Option Plans . . . . . . . . . . .  14

                                    ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Section 4.1    Organization . . . . . . . . . . . . . . .  15
          Section 4.2    Capitalization . . . . . . . . . . . . . .  15
          Section 4.3    Authorization; Validity of Agreement . . .  16
          Section 4.4    No Violations; Consents and Approvals  . .  17
          Section 4.5    Reports. . . . . . . . . . . . . . . . . .  18
          Section 4.6    Absence of Certain Changes . . . . . . . .  18
          Section 4.7    No Undisclosed Liabilities . . . . . . . .  19
          Section 4.8    Schedule 14D-9; Offer Documents; Proxy
                         Statement. . . . . . . . . . . . . . . . .  19
          Section 4.9    Litigation; Compliance with Law  . . . . .  20
          Section 4.10   Employee Benefit Plans; ERISA  . . . . . .  20
          Section 4.11   Real Property  . . . . . . . . . . . . . .  23
          Section 4.12   Intellectual Property  . . . . . . . . . .  23
          Section 4.13   Computer Software  . . . . . . . . . . . .  23
          Section 4.14   Material Contracts . . . . . . . . . . . .  24
          Section 4.15   Taxes. . . . . . . . . . . . . . . . . . .  24
          Section 4.16   Environmental Matters. . . . . . . . . . .  25
          Section 4.17   Affiliated Party Transactions  . . . . . .  26
          Section 4.18   No Brokers . . . . . . . . . . . . . . . .  26

                                    ARTICLE V

                          REPRESENTATIONS AND WARRANTIES
                               OF PURCHASER AND SUB

          Section 5.1    Organization . . . . . . . . . . . . . . .  27
          Section 5.2    Authorization; Validity of Agreement . . .  27
          Section 5.3    No Violations; Consents and Approvals  . .  28
          Section 5.4    Schedule 14D-9; Offer Documents; Proxy
                         Statement. . . . . . . . . . . . . . . . .  29
          Section 5.5    Sufficient Funds . . . . . . . . . . . . .  29
          Section 5.6    Beneficial Ownership of Shares . . . . . .  29
          Section 5.7    No Brokers . . . . . . . . . . . . . . . .  30

                                    ARTICLE VI

                                    COVENANTS

          Section 6.1    Conduct of Business by the Company
                         Pending the Merger . . . . . . . . . . . .  31
          Section 6.2    Acquisition Proposals  . . . . . . . . . .  33
          Section 6.3    Access to Information  . . . . . . . . . .  34
          Section 6.4    Best Efforts . . . . . . . . . . . . . . .  35
          Section 6.5    Consents . . . . . . . . . . . . . . . . .  35
          Section 6.6    HSR Filings  . . . . . . . . . . . . . . .  36
          Section 6.7    Public Announcements . . . . . . . . . . .  38
          Section 6.8    Employee Agreements  . . . . . . . . . . .  38
          Section 6.10   Indemnification; Directors' and Officers'
                         Insurance  . . . . . . . . . . . . . . . .  40
          Section 6.11   Certain Arrangements . . . . . . . . . . .  42

                                   ARTICLE VII

                                    CONDITIONS

          Section 7.1    Conditions to Each Party s Obligation to
                         Effect the Merger  . . . . . . . . . . . .  43
          Section 7.2    Conditions to the Obligation of the
                         Company to Effect the Merger . . . . . . .  43
          Section 7.3    Conditions to Obligations of Purchaser
                         and Sub to Effect the Merger . . . . . . .  44
          Section 7.4    Exception  . . . . . . . . . . . . . . . .  44

                                   ARTICLE VIII

                                   TERMINATION

          Section 8.1    Termination  . . . . . . . . . . . . . . .  44
          Section 8.2    Effect of Termination  . . . . . . . . . .  46
          Section 8.3    Termination Fee  . . . . . . . . . . . . .  46

                                    ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1    Fees and Expenses  . . . . . . . . . . . .  46
          Section 9.2    Amendment; Extension and Waiver  . . . . .  46
          Section 9.3    Survival.  . . . . . . . . . . . . . . . .  47
          Section 9.4    Notices  . . . . . . . . . . . . . . . . .  47
          Section 9.5    Interpretation . . . . . . . . . . . . . .  48
          Section 9.6    Headings; Schedules.         . . . . . . .  48
          Section 9.7    Counterparts . . . . . . . . . . . . . . .  48
          Section 9.8    Entire Agreement . . . . . . . . . . . . .  48
          Section 9.9    Severability . . . . . . . . . . . . . . .  49
          Section 9.10   Governing Law  . . . . . . . . . . . . . .  49
          Section 9.11   Assignment . . . . . . . . . . . . . . . .  49
          Section 9.12   Specific Performance; Submission to
                         Jurisdiction . . . . . . . . . . . . . . .  49
          Section 9.13   Brokerage Fees and Commissions . . . . . .  49

          CONDITIONS TO THE TENDER OFFER  . . . . . . . . . . . Annex A